Exhibit 99.4

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis (“MD&A”) is intended to help the reader understand Owens Corning, our operations and our present business environment. MD&A is provided as a supplement to – and should be read in conjunction with – our Consolidated Financial Statements and the accompanying Notes thereto contained in this report. Unless the context requires otherwise, the terms “Owens Corning,” “Company,” “we” and “our” in this report refer to Owens Corning. As a result of the application of fresh-start accounting on October 31, 2006, and in accordance with Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (SoP 90-7), the post-emergence financial results of the Company (for all periods ending after October 31, 2006) are presented as the “Successor” and the pre-emergence financial results of the Company (for all periods ending through October 31, 2006) are presented as the “Predecessor.” Financial statements prepared under accounting principles generally accepted in the United States do not straddle the Effective Date because in effect the Successor represents a new entity. For the readers’ convenience, the Successor two months ended December 31, 2006 and the Predecessor ten months ended October 31, 2006 have been combined for certain purposes and are collectively referred to as “2006.”

GENERAL

Headquartered in Toledo, Ohio, Owens Corning is a leading global producer of glass fiber reinforcements and other materials for composites and of residential and commercial building materials. The Company’s business operations fall within two reportable segments, Composites and Building Materials. Composites includes our Reinforcements and Downstream businesses. Building Materials includes our Insulation, Roofing and Other businesses. Through these lines of business, we manufacture and sell products worldwide. We maintain leading market positions in many of our major product categories.

EXECUTIVE OVERVIEW

The year 2008 brought about a deepening of the decline in the United States residential construction market and a growing global economic and financial crisis. Despite these conditions, our diversified portfolio of businesses served us well in 2008, producing Adjusted EBIT for 2008 of $328 million. See below for further information regarding Adjusted EBIT, including a reconciliation to net earnings (loss) attributable to Owens Corning.

Net loss attributable to Owens Corning in 2008 was $813 million, due primarily to the 2008 non-cash charge of $906 million to establish an accounting valuation allowance against our net United States deferred tax assets related to our net operating losses. The non-cash charge will have no impact on our ability to utilize our United States net operating losses to offset future United States profits. We believe our United States operations will have sufficient profitability during the remaining tax-loss carryforward period to realize substantially all of the economic value of the net operating losses before they expire. See Note 24 “Income Taxes” for more information regarding the accounting valuation allowance.

To date, market conditions have not had any material adverse impact on our liquidity. We have a strong balance sheet, with ample liquidity to meet our financial obligations and support our global growth strategy. We have maintained our debt at comfortable levels, while repurchasing approximately 4.7 million shares of our common stock in 2008. As of year-end, we had $615 million available on our $1 billion senior revolving credit facility. We have no significant debt maturities coming due until the fourth quarter of 2011 when the senior revolving credit facility and the senior term loan facility mature.

In 2008, our Composites segment successfully completed the integration of the 2007 acquisition of Saint-Gobain’s reinforcements and composite fabrics businesses (the “Acquisition”). With the Acquisition, we expanded our global presence and further diversified our portfolio of businesses. Sales outside of the United States and Canada were 32% of our net sales in 2008, compared to 25% in 2007. Sales in our Composites segment were 39% of our total reportable segment net sales in 2008, compared to 33% in 2007. Activities to realize acquisition-related synergies are ahead of schedule, resulting in the realization of significant synergies in 2008.

Nonetheless, our Composites segment has been negatively impacted by the global economic slow-down that accelerated at the end of 2008. We saw a marked decrease in demand late in the fourth quarter. We expect the downturn of the global economy will continue in 2009, but we believe that the efficiencies gained in the current year have positioned us to benefit as market conditions improve.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Our Building Materials segment remained profitable as we effectively managed a tough residential construction market in the United States in 2008. Annualized total housing starts in the United States for 2008, including single and multifamily units as reported by the United States Census Bureau, were 0.904 million, down 56% from the peak in 2005. Benefits that our Roofing business was able to realize from actions taken in 2007 and 2008 to improve productivity and streamline our asset base were increased by significant storm demand. Our Insulation business was affected by the continued weakness in the residential construction market in the United States. We saw declines in residential insulation volume, but to a lesser extent than the decline in United States housing starts. Insulation suffered from high levels of inflation, particularly in energy and energy-related materials.

We have taken, and continue to take, appropriate actions across all of our businesses to align our production capacity with market conditions. If, in 2009, construction in the United States continues to decline and the global economy continues to weaken, additional actions may be necessary. Conversely, if these markets recover, we are well positioned to respond to increased demand.

Current indicators point to another challenging and rapidly changing environment for our businesses in 2009. Our Building Materials segment faces continued uncertainty in the housing market in North America. Our Composites segment confronts global economic weakness that is influencing demand. Conversely, our Insulation business and Composites segment may benefit in 2009 and 2010 from the recently enacted United States economic stimulus plan, which encourages the re-insulation of homes and buildings and promotes further development of wind power as a source of renewable energy.

We believe that the fundamental drivers of demand that underpin our key markets all point to sustained long-term growth. We believe that actions taken to align our capacity with market conditions combined with our ample liquidity will allow us to remain a strong and competitive company through the economic cycle.

RESULTS OF OPERATIONS

Consolidated Results (in millions)

	Successor		COMBINED Twelve Months Ended December 31, 2006	Successor	Predecessor
	Twelve Months Ended December 31, 2008	Twelve Months Ended December 31, 2007		Two Months Ended December 31, 2006	Ten Months Ended October 31, 2006
Net sales	$5,847	$4,978	$5,399	$772	$4,627
Gross margin	$922	$776	$998	$84	$914
% of net sales	16%	16%	18%	11%	20%
Marketing and administrative	$617	$498	$494	$86	$408
% of net sales	11%	10%	9%	11%	9%
Science and technology	$69	$63	$78	$30	$48
% of net sales	1%	1%	1%	4%	1%
Employee emergence equity program expense	$26	$37	$6	$6	$—
Earnings (loss) from continuing operations before interest and taxes	$234	$144	$403	$(76)	$479
Interest expense, net	$116	$122		$29	$241
Gain on settlement of liabilities subject to compromise	$—	$—		$—	$(5,864)
Fresh-start accounting adjustments	$—	$—		$—	$(2,919)
Income tax expense (benefit)	$931	$(8)		$(35)	$991
Earnings (loss) from continuing operations	$(811)	$29		$(70)	$8,034
Earnings (loss) from discontinued operations, net of tax of $0, $5, $(5) and $45, respectively	$—	$69		$(11)	$127
Net earnings (loss) attributable to Owens Corning	$(813)	$95		$(85)	$8,157

The Consolidated Results discussion below provides a summary of our results and the trends affecting our business, and should be read in conjunction with the more detailed Segment Results discussion that follows.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

NET SALES

2008 Compared to 2007: Net sales increased primarily as a result of incremental sales from the November 2007 Acquisition net of the May 2008 sale of two composite manufacturing plants in Battice, Belgium and Birkeland, Norway (the “Divestiture”) in our Composites segment, and from increased selling prices and sales volumes in our Roofing business. These increases were partially offset by declines in sales volume in our Insulation and Other businesses.

Sales outside the United States represented 36% of total sales for 2008 compared to 31% for 2007. The increase was due to incremental sales outside the United States related to the Acquisition net of the Divestiture and favorable foreign exchange rates.

2007 Compared to 2006: Volumes in our Building Materials segment declined in response to the significant decline in new residential construction, weaker demand in residential repair and remodeling, and somewhat weaker commercial and industrial demand in the United States. The decline in volume also impacted prices for certain products in our Building Materials segment. Additionally our exit from our HOMExperts service line during the fourth quarter 2006 contributed to the sales decline. Partially offsetting this decline were incremental sales resulting from the November 2007 Acquisition, additional sales related to our acquisition of a European manufactured stone producer in September 2006, and increases related to favorable foreign currency exchange rates.

Sales outside the United States represented 31% of total sales for 2007 compared to 22% for 2006. The increase was due to lower sales of building materials products in the United States in 2007 combined with incremental sales outside the United States related to the Acquisition, increased European sales of manufactured stone veneer products, and favorable foreign exchange rates.

GROSS MARGIN

2008 Compared to 2007: The increase in gross margin is the result of margin improvements in our Composites segment and Roofing business, partially offset by lower margins in our Insulation business. The improvement in Composites was the result of the inclusion of a full year of margin from the Acquisition and increases in manufacturing productivity, including the realization of synergies from the Acquisition. The increase in Roofing was the result of price increases that outpaced inflation and improved manufacturing productivity, sales volume and mix. The deterioration in Insulation was the result of inflation, declines in selling prices and lower sales volumes.

Certain items are excluded from management’s internal view of segment performance and, therefore, are excluded from the segment gross margin discussion above. The net effect of these items, which are included in our Corporate, Other and Eliminations category, had a minor impact on the change in gross margin from 2007 to 2008. Year-over-year, we incurred $50 million less in charges for asset impairments, $30 million less in charges relating to exiting businesses, closing facilities and taking non-recurring actions to reduce operating costs and $12 million less in charges related to the write-up of inventories associated with the Acquisition. Offsetting these decreases in expenses were additional integration costs related to the Acquisition of $33 million, additional performance-based compensation expense of $18 million and an additional $12 million of precious metal lease expense resulting from leases assumed in the Acquisition.

2007 Compared to 2006: Gross margin as a percentage of net sales was negatively impacted by volume and price declines in the Insulation and Roofing businesses within our Building Materials segment, and increased material, energy, labor and idle facility costs.

Certain items are excluded from management’s internal view of segment performance and, therefore, are excluded from the segment gross margin discussion above. These items are included in our Corporate, Other and Eliminations category. Gross margin in 2007 was negatively impacted by charges, primarily asset impairments and acceleration of depreciation associated with plant closures and capacity reductions, of approximately $36 million related to actions taken in the third and fourth quarters to reduce headcount, close certain facilities and curtail production. Such charges totaled $19 million in 2006. Additionally, 2007 gross margin was negatively impacted by an asset impairment charge of approximately $50 million related to assets sold as part of the 2008 Divestiture and by approximately $12 million in additional expenses resulting from the sale of inventories whose value was written up to market value as part of the 2007 Acquisition. The effect of fresh-start accounting increased gross margin by approximately $7 million in 2007, primarily due to reduced pension expense, partially offset by increased depreciation and amortization, and other post-employment benefits expense. The effect of fresh-start accounting

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

decreased gross margin by approximately $70 million in 2006, primarily due to the sale of inventory that was written up to market value at emergence from bankruptcy.

MARKETING AND ADMINISTRATIVE EXPENSES

2008 Compared to 2007: The increase was primarily due to the inclusion of the Acquisition for the full year of 2008 compared to two months of 2007, additional performance-based compensation expense of $39 million and a $13 million increase in acquisition integration and transaction costs.

2007 Compared to 2006: The increase was due primarily to the inclusion of the Acquisition for the two months ending December 31, 2007, and a $15 million increase in acquisition transaction and integration costs related to the Acquisition. Offsetting these increases were reductions in performance-based compensation expense of approximately $30 million compared to 2006, as adverse market conditions negatively impacted our ability to achieve performance goals. In addition, the adoption of fresh-start accounting decreased marketing and administrative expenses by approximately $12 million in 2007, primarily due to lower pension and depreciation expense compared to a decrease of approximately $4 million in 2006.

SCIENCE AND TECHNOLOGY EXPENSES

2008 Compared to 2007: The increase is primarily due to the inclusion of the Acquisition for the full year of 2008 compared to two months in 2007, net of the Divestiture.

2007 Compared to 2006: The decrease is primarily due to the write-off of in-process research and development totaling $21 million in conjunction with our emergence from bankruptcy and adoption of fresh-start accounting in 2006 compared to approximately $1 million in 2007 associated with the Acquisition.

EMPLOYEE EMERGENCE EQUITY PROGRAM EXPENSE

Our plan of reorganization established a one-time employee emergence equity program. The cost of this program is being amortized over the vesting period of three years beginning in November 2006. Compensation expense related to the employee emergence equity program reduced earnings (loss) from continuing operations before interest and taxes by $26 million in 2008, compared to $37 million in 2007 and $6 million in 2006. Employee emergence equity program expense in 2007 includes the acceleration of expense related to employees severed as part of our 2006 restructuring plan.

EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE INTEREST AND TAXES

2008 Compared to 2007: In addition to the items noted above for 2007, earnings (loss) from continuing operations before interest and taxes were impacted by the following:

•	We recorded $7 million of restructuring charges in 2008 compared to $28 million in 2007.

•

In 2008, the gain (loss) on sale of fixed assets and other line item of the Consolidated Statement of Earnings (Loss) included realized gains of $48 million on the sale of certain precious metals used in production tooling. No such metal sales occurred in 2007.

2007 Compared to 2006: In addition to the items noted above, earnings (loss) from continuing operations before interest and taxes was impacted by the following:

•	In 2006, Chapter 11-related reorganization items due to our emergence from bankruptcy on October 31, 2006 totaled $55 million. No such items were recorded in 2007.

•

In 2006, the gain (loss) on sale of fixed assets and other line item of the Consolidated Statement of Earnings (Loss) included gains of $45 million on the sale of certain precious metals used in production tooling. No such metal sales occurred in 2007.

•

In the third quarter 2006, the Company resolved a matter related to Fibreboard asbestos personal injury claims and insurance assets and recorded a net credit for asbestos litigation totaling $13 million.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

INTEREST EXPENSE, NET

2008 Compared to 2007: Higher average borrowing levels in 2008 were more than offset by lower average variable interest rates, resulting in lower interest expense in 2008.

2007 Compared to 2006: On October 31, 2006 as part of our Plan, we issued $1.2 billion of new Senior Notes in a private placement; $650 million at an interest rate of 6.5% due in 2016, and $550 million at an interest rate of 7% due in 2036 (the “Senior Notes”). Net interest expense for 2007 reflects primarily interest on $1.2 billion of Senior Notes, borrowing under a delayed-draw senior term loan facility, and borrowings under our revolving credit facility. The 2006 results also include expenses of $247 million with respect to OCD’s pre-petition credit facility and certain unsecured trade claims against Debtors other than OCD relating to post-petition interest and certain other fees.

GAIN ON SETTLEMENT OF LIABILIITES SUBJECT TO COMPROMISE AND FRESH-START ACCOUNTING ADJUSTMENTS

The ten months ended October 31, 2006 was affected by our emergence from bankruptcy in October 2006 due to the gain on the settlement of liabilities subject to compromise and fresh-start accounting adjustments of $5,864 million and $2,919 million, respectively.

INCOME TAX EXPENSE (BENEFIT)

Income tax expense for 2008 was $931 million primarily due to a non-cash charge of $906 million to establish an accounting valuation allowance against our United States deferred tax assets, related to our net operating losses, in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“FAS 109”). The valuation allowance was recorded based on our United States losses before income taxes over 2007 and 2008 and our current estimates for near-term United States results, which have been adversely impacted by the continuing decline in United States housing starts. Taking this charge will have no impact on our ability to utilize our United States net operating losses to offset future United States profits. We continue to believe that we ultimately will have sufficient United States profitability during the remaining tax loss carryforward period to realize substantially all of the economic value of the net operating losses before they expire. For federal tax purposes, the net operating losses begin to expire in 2026. For state tax purposes, the expiration period could be shorter. We will periodically review the accounting valuation allowance and will reverse the charge partially or totally, when, and if, appropriate under FAS 109.

Excluding the charge related to the valuation allowance described above and the approximate $7 million charge for establishing similar valuation allowances against certain of our foreign net deferred tax assets, our effective tax rate was 15%. The difference between this effective rate and the federal statutory tax rate of 35% was primarily attributable to various tax planning initiatives implemented in 2007 through 2008 which have significantly reduced our cash taxes and tax provision related to our international operations.

Income tax benefit for 2007 was $8 million, which represents a 36% negative effective tax rate. The difference between the 36% negative effective rate and the Federal statutory tax rate of 35% was primarily due to the effect of tax savings resulting from various initiatives implemented in 2006 and 2007 and global legislative changes.

The Successor’s income tax benefit for the two months ended December 31, 2006 was $35 million, which represents a 33% effective tax rate. The difference between the 33% effective rate and the Federal statutory tax rate of 35% was primarily the result of additional tax benefit associated with state and local income taxes, offset by no tax benefit associated with expensing approximately $21 million of in-process research and development cost in conjunction with our emergence from bankruptcy and the adoption of fresh-start accounting.

The Predecessor’s income tax expense for the ten months ended October 31, 2006 was $991 million, which represents an 11% effective tax rate. The difference between the 11% effective rate and the Federal statutory tax rate of 35% was primarily the result of no tax expense associated with the gain on the settlement of asbestos-related liabilities subject to compromise due to the impact of a previously established tax valuation allowance to adjust the income tax benefit associated with prior charges taken for asbestos-related liabilities to amounts expected to be realized.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

DISCONTINUED OPERATIONS

During the third quarter 2007, we completed transactions that allow us to focus on our core businesses. In August 2007, we sold our Siding Solutions business, which was the largest business in our Other business within our Building Materials segment for a pretax gain of $115 million. In September 2007, we sold our Fabwel unit, which was part of our Composites segment for a pretax loss of $15 million. The financial results for these businesses have been segregated and are reported as discontinued operations in the Consolidated Statements of Earnings (Loss) for all periods presented.

Adjusted Earnings from Continuing Operations Before Interest and Taxes (Adjusted EBIT)

For purposes of internal review of the Company’s year-over-year operational performance, our management excludes from net earnings (loss) attributable to Owens Corning certain items it believes are not the result of current operations, and therefore affect comparability. Additionally, management views net precious metal lease (expense) income as a financing item included in net interest expense rather than as a product cost included in cost of sales. The adjusted financial measures resulting from these adjustments (including Adjusted EBIT as described more fully below) are used internally by the Company for various purposes, including reporting results of operations to the Board of Directors of the Company, analysis of performance and related employee compensation measures. Although management believes that these adjustments result in a measure that provides it a useful representation of our operational performance, the adjusted measure should not be considered in isolation or as a substitute for net earnings as prepared in accordance with accounting principles generally accepted in the United States.

Items affecting comparability are shown in the table below (in millions).

	Successor		COMBINED Twelve Months Ended December 31, 2006	Successor	Predecessor
	Twelve Months Ended December 31, 2008	Twelve Months Ended December 31, 2007		Two Months Ended December 31, 2006	Ten Months Ended October 31, 2006
Chapter 11-related reorganization items	$(1)	$—	$(55)	$(10)	$(45)
Asbestos litigation recoveries	—	—	13	—	13
Net precious metal lease (expense) income	(9)	3	1	—	1
Restructuring and other costs	(7)	(54)	(43)	(32)	(11)
Acquisition integration and transaction costs	(75)	(41)	(13)	(6)	(7)
Gains (losses) on sales of assets and other	34	(7)	45	—	45
Employee emergence equity program expense	(26)	(37)	(6)	(6)	—
Fresh-start accounting impact	—	(5)	(91)	(91)	—
Asset impairments	(10)	(60)	—	—	—

Total items affecting comparability	$(94)	$(201)	$(149)	$(145)	$(4)

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

The reconciliation of net earnings (loss) to Adjusted EBIT is shown in the table below (in millions).

	Successor		COMBINED Twelve Months Ended December 31, 2006	Successor	Predecessor
	Twelve Months Ended December 31, 2008	Twelve Months Ended December 31, 2007		Two Months Ended December 31, 2006	Ten Months Ended October 31, 2006
NET EARNINGS (LOSS) ATTRIBUTABLE TO OWENS CORNING	$(813)	$95		$(85)	$8,157
Less: Net earnings attributable to noncontrolling interests	2	3		4	4
NET EARNINGS (LOSS)	(811)	98		(81)	8,161
Discontinued operations
Earnings (loss) from discontinued operations, net of tax of $0, $5, $(5) and $45, respectively	—	9		(11)	127
Gain on sale of discontinued operations, net of tax of $0, $40, $0, $0, respectively	—	60		—	—

Total earnings (loss) from discontinued operations	—	69		(11)	127

EARNINGS (LOSS) FROM CONTINUING OPERATIONS	(811)	29		(70)	8,034
Equity in net earnings (loss) of affiliates	2	(1)		—	4

EARNINGS (LOSS) BEFORE EQUITY IN NET EARNINGS (LOSS) OF AFFILIATES	(813)	30		(70)	8,030
Income tax expense (benefit)	931	(8)		(35)	991

EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES	118	22		(105)	9,021
Fresh-start accounting adjustments	—	—		—	(2,919)
Gain on settlement of liabilities subject to compromise	—	—		—	(5,864)
Interest expense, net	116	122		29	241

EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE INTEREST AND TAXES	234	144	403	(76)	479
Total adjustments to remove comparability items	94	201	149	145	4

ADJUSTED EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST AND TAXES	$328	$345	$552	$69	$483

Segment Results

Earnings (loss) from continuing operations before interest and taxes (EBIT) by segment consists of net sales less related costs and expenses and are presented on a basis that is used internally for evaluating segment performance. Certain items, such as general corporate expenses or income and certain other expense or income items, are excluded from the internal evaluation of segment performance. Accordingly, these items are not reflected in EBIT for our reportable segments and are included in the Corporate, Other and Eliminations category, which is presented following the discussion of our reportable segments.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Composites

The table below provides a summary of net sales, EBIT and depreciation and amortization expense for the Composites segment (in millions).

	Successor		COMBINED Twelve Months Ended December 31, 2006	Successor	Predecessor
	Twelve Months Ended December 31, 2008	Twelve Months Ended December 31, 2007		Two Months Ended December 31, 2006	Ten Months Ended October 31, 2006
Net sales	$2,363	$1,695	$1,382	$227	$1,155
% change from prior year	39%	23%	9%
% of total reportable segments	39%	33%	25%	29%	24%

EBIT	$208	$123	$108	$37	$71
EBIT as a % of net sales	9%	7%	8%	16%	6%
% of total reportable segments	54%	35%	17%	51%	12%

Depreciation and amortization	$135	$115	$90	$16	$74

NET SALES

2008 Compared to 2007: Substantially all of the increase in net sales was the result of incremental sales from the Acquisition net of the Divestiture. Excluding the incremental sales from the Acquisition net of the Divestiture, sales volumes decreased due to the global economic slow-down and resulting decline in global GDP during the fourth quarter of 2008. Other items positively impacting net sales in 2008 were the translation of sales denominated in foreign currencies into United States dollars ($64 million) and slightly higher selling prices.

By the end of 2008, demand declined significantly in all of our global markets to levels well below that of historical trends. In response to the decline in demand, we have begun to balance our capacity by extending downtimes for machine repairs and rebuilds as well as shutting down production lines and delaying expansion projects. As conditions evolve in 2009, we are prepared to further curtail our capacity if necessary.

2007 Compared to 2006: Of the increase in 2007 net sales, incremental sales from the Acquisition represented approximately $160 million. Year-over-year improvements in volume increased sales by approximately $70 million compared to 2006. The effect of translating sales denominated in foreign currencies into United States dollars increased sales by $50 million. The remainder of the increase in sales was due to increased prices.

EBIT

2008 Compared to 2007: More than three-quarters of the EBIT improvement was due to incremental earnings from the Acquisition net of the Divestiture. EBIT was also positively impacted by improvements in manufacturing productivity, reduced marketing and administrative costs (excluding the impact from the Acquisition net of the Divestiture) and favorable translation rates on earnings denominated in foreign currencies ($10 million). Our manufacturing operations and our marketing and administrative functions have benefited from synergies from the integration of the Acquisition. Offsetting these increases were lower sales volumes (excluding the impact of the Acquisition net of the Divestiture) and lower margins resulting from our inability to recover inflation in raw materials, energy and delivery costs through selling price increases. Furthermore, we recorded an additional $6 million of depreciation expense in the fourth quarter of 2008 related to the finalization of the purchase price allocation of the Acquisition.

Through the third quarter of 2008, our EBIT margin in this segment was 10 percent. The EBIT margin in the fourth quarter dropped to four percent due to rapid and significant declines in worldwide demand. We anticipate that the EBIT margin will continue to be under pressure during 2009.

2007 Compared to 2006: EBIT in 2006 included insurance recoveries related to the flood at our Taloja, India production facility of $20 million. Also included in 2006 EBIT was $8 million of expense associated with downtime at our Taloja, India facility for repair of flood damage and expansion. After removing the impact of these items, 2007 EBIT increased primarily due to the impact of improved selling prices, productivity gains, incremental

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

earnings from the Acquisition and the effect of translating earnings denominated in foreign currencies into United States dollars. Offsetting these gains was the inability to fully offset higher costs through higher selling prices. The adoption of fresh-start accounting upon our emergence from bankruptcy decreased 2007 year-over-year EBIT by approximately $4 million, related primarily to increased post-employment benefit expenses.

Building Materials

The table below provides a summary of net sales, EBIT and depreciation and amortization expense for the Building Materials segment and our businesses within this segment (in millions).

	Successor		COMBINED Twelve Months Ended December 31, 2006	Successor	Predecessor
	Twelve Months Ended December 31, 2008	Twelve Months Ended December 31, 2007		Two Months Ended December 31, 2006	Ten Months Ended October 31, 2006
Net sales
Insulation	$1,573	$1,776	$2,097	$331	$1,766
Roofing	1,863	1,375	1,723	167	1,556
Other	235	301	377	60	317
Eliminations	(15)	(13)	(25)	(4)	(21)

Total Building Materials	$3,656	$3,439	$4,172	$554	$3,618
% change from prior year	6%	(18)%	2%
% of total reportable segments	61%	67%	75%	71%	76%

EBIT
Insulation	$14	$192	$467	$59	$408
Roofing	185	27	72	(23)	95
Other	(24)	14	1	(1)	2

Total Building Materials	$175	$233	$540	$35	$505
EBIT as a % of net sales	5%	7%	13%	6%	14%
% of total reportable segments	46%	65%	83%	49%	88%

Depreciation and amortization
Insulation	$119	$125	$85	$20	$65
Roofing	42	40	33	7	26
Other	12	10	12	2	10

Total Building Materials	$173	$175	$130	$29	$101

NET SALES

2008 Compared to 2007: The increase in net sales was the result of increased net sales in our Roofing business that were partially offset by decreases in net sales in our remaining businesses within the Building Materials segment. More than three-quarters of the increase in Roofing net sales was attributable to increases in selling prices, which were implemented to recover inflation, primarily in asphalt, and thereby improve margins in this business. Also improving Roofing net sales were higher sales volumes, which were driven by strong, damaging storms in the spring and summer, and favorable product mix related to increased sales of our Duration™ Series Shingle product line and our roofing accessories. Some demand associated with the 2008 storms is expected to carry into the first half of 2009 as home roof-repair projects continue.

The continued decline in new residential construction in the United States significantly impacted the demand for insulation products, and therefore, more than three-quarters of the decrease in our Insulation net sales was the result of lower sales volumes. United States housing starts have been declining for more than two years, and were down 33% from 2007 to 2008, which resulted in significantly lower sales in our residential insulation markets. However, our commercial and industrial markets in the United States, as well as our markets in Canada, Asia Pacific and Latin America, did not experience declines in demand to the same extent. Additionally, sales volumes in our residential re-insulation market increased by approximately 10 percent, from a low base, as homeowners increased the energy efficiency of their homes to offset rising energy costs. Insulation sales were also negatively impacted by price declines in the first half of the year due to lower capacity utilization across the industry, although there was some stabilization in pricing in residential insulation during the second half of the year.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

In response to the continuing decline in Insulation demand, we have continued to balance our capacity in this business by extending downtimes for machine repairs and rebuilds as well as shutting down production lines. We expect that the accumulated weakness in the United States housing industry will continue to affect the insulation industry in 2009. As conditions evolve in 2009, we are prepared to adjust our capacity if necessary.

2007 Compared to 2006: Each of our Building Materials businesses experienced declines in net sales from 2006 to 2007. In our Roofing business, net sales declined due to a decrease in volume. The decline in existing home sales and related roofing repair and remodeling activities, lower demand in new residential construction in the United States and lower than average storm-related demand in the United States significantly impacted demand for our Roofing products. Sales were lifted by the introduction of the Company’s laminate product, Duration™ Series Shingles with SureNail® technology. The innovative shingles became available across the United States in first quarter of 2007, six months earlier than originally planned.

In our Insulation business, lower demand in new residential construction and repair and remodeling in the United States in 2007 significantly impacted demand for our residential insulation products. During the third and fourth quarters of 2007, we also experienced some quarter-over-quarter weakness in our commercial and industrial insulation markets. Approximately three-fourths of the decline in our Insulation business net sales was due to unfavorable volume and product mix, and the remainder of the decline was due to price erosion on certain products due to competitive pressure.

In response to weakening demand in our Insulation business during 2007, the Company curtailed production at multiple locations in the United States and Canada through extending curtailments, slowing certain production lines or extending downtime for furnace repairs or rebuilds. Throughout 2007 insulation inventories were adjusted to seasonal sales levels.

EBIT

2008 Compared to 2007: The decrease in Building Materials EBIT was the result of lower EBIT margins in our Insulation and Other businesses, which were partially offset by higher EBIT margins in our Roofing business. In our Insulation business, over half of the decrease in EBIT was the result of lower margins due to high levels of inflation in energy and energy-related costs, such as materials and delivery, coupled with price declines. Lower sales volumes, which drove underutilization of our production capacity, accounted for the remainder of the decrease in EBIT in our Insulation business. We were able to mitigate this impact through actions we took beginning in the fourth quarter 2007 to reduce our production capacity and align our cost structure with market demand expectations.

In Other, more than two-thirds of the decrease in EBIT was due to lower sales volumes, including higher idle facility costs, in our Masonry Products business. The remainder of the decline was primarily attributable to fewer installations in our Construction Services business.

In our Roofing business, nearly half of the increase in EBIT was the result of productivity improvements. In 2008, we made significant gains in manufacturing and material efficiencies, as well as realized benefits from a stream-lined asset base resulting from our 2007 and 2008 cost-cutting actions. Another one-third of the increase in Roofing EBIT was the result of improved margins as price increases outpaced inflation in raw materials, labor and delivery. Increased sales volumes and favorable product mix accounted for the remainder of the increase in EBIT.

2007 Compared to 2006: Building Materials EBIT declined primarily as a result of declines in EBIT margins in our Insulation and Roofing businesses. In our Insulation business, approximately one-third of the decline was due to lower selling prices and approximately one-third was due to decreased sales volumes. The adoption of fresh-start accounting upon our emergence from bankruptcy decreased 2007 year-over-year Insulation EBIT by approximately $37 million, related primarily to increased depreciation and amortization costs. The remainder of the Insulation decrease is due to idle facility costs and inflation in raw materials, energy and labor.

In our Roofing business, decreased demand related to residential repair and remodeling, storm damage and new residential construction caused lower volumes that drove the reduction in EBIT. Improved asphalt purchasing and storage practices, lower year-over-year asphalt prices, improved productivity and price increases moderated the impact of inflation on energy and raw materials. The adoption of fresh-start accounting upon our emergence from bankruptcy decreased 2007 year-over-year Roofing EBIT by approximately $3 million, related primarily to increased depreciation and amortization costs.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Corporate, Other and Eliminations

The table below provides a summary of EBIT and depreciation and amortization expense for the Corporate, Other and Eliminations category (in millions).

	Successor		COMBINED Twelve Months Ended December 31, 2006	Successor	Predecessor
	Twelve Months Ended December 31, 2008	Twelve Months Ended December 31, 2007		Two Months Ended December 31, 2006	Ten Months Ended October 31, 2006
Chapter 11-related reorganization items	$(1)	$—	$(55)	$(10)	$(45)
Asbestos litigation recoveries	—	—	13	—	13
Net precious metal lease (expense) income	(9)	3	1	—	1
Restructuring and other costs	(7)	(54)	(43)	(32)	(11)
Acquisition integration and transaction costs	(75)	(41)	(13)	(6)	(7)
Gains (losses) on sales of assets and other	34	(7)	45	—	45
Employee emergence equity program expense	(26)	(37)	(6)	(6)	—
Fresh-start accounting impact	—	(5)	(91)	(91)	—
Asset impairments	(10)	(60)	—	—	—
General corporate expense	(55)	(11)	(96)	(3)	(93)

Loss from continuing operations before interest and taxes	$(149)	$(212)	$(245)	$(148)	$(97)

Depreciation and amortization	$23	$43 (a)	$48	$22 (b)	$26

(a)	Includes $21 million in accelerated depreciation related to fourth quarter 2007 actions to close facilities and reduce operating costs.
(b)	Includes $21 million in amortization related to the adoption of fresh-start accounting.

EBIT

2008 Compared to 2007: For 2008, included in the gains (losses) on sales of assets and other line are $48 million of gains on the sale of certain precious metals used in production tooling and $13 million of net other expenses and gains that are excluded from our segment results and primarily related to activities to exit facilities. The $7 million charge in 2007 relates to exiting our HOMExperts service line. The increase in general corporate expense was primarily due to increased performance-based compensation expense of $57 million. This increase was partially offset by the impact of our fourth-quarter 2007 cost savings projects. All other significant variances are discussed above in the Consolidated Results section.

2007 Compared to 2006: The impact of adopting fresh-start accounting on general corporate expense was an increase in EBIT for 2007 totaling approximately $54 million compared to 2006, primarily due to reduced charges for pension expense. All remaining significant variances are discussed above in the Consolidated Results section.

SAFETY

Working safely is a condition of employment at Owens Corning. We believe this organization-wide expectation provides for a safer work environment for employees, improves our manufacturing processes, reduces our costs and enhances our reputation. Furthermore, striving to be a world-class leader in safety provides a platform for all employees to understand and apply the resolve necessary to be a high-performing, global organization. We measure our progress on safety based on Recordable Incidence Rate as defined by OSHA, which we refer to as RIR. In 2008 our RIR improved 36% from the prior year, and our annual 2007 RIR improved 28% over our annual 2006 performance.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity

Recently, worldwide capital and credit markets have seen unprecedented volatility. We are closely monitoring the potential impact of these market conditions on our liquidity. To date, these market conditions have not had any

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

material adverse impact on our liquidity. There were no significant new committed debt issuances or refinancings in 2008. Therefore, these market conditions had no impact on the availability of committed funds for the Company. Based on information available to us, all of the financial institutions syndicated under our Credit Agreement applicable to our senior revolving credit facility and our senior term loan facility are able to fulfill their commitments as of our filing date. In common with other companies with similar agreements in the current financial market environment, there can be no assurance that one or more financial institutions may not cease to be able to fulfill their funding obligations. The Company has no significant debt maturities coming due until the fourth quarter of 2011 when the senior revolving credit facility and the senior term loan facility mature.

We are also closely monitoring the potential impact of changes in the operating conditions of our customers on our operating results. To date, changes in the operating conditions of our customers have not had a material adverse impact on our operating results; however, it is possible that we could experience material losses in the future if current economic conditions continue or worsen.

Notwithstanding the above, we expect that our cash on hand, coupled with future cash flows from operations and other available sources of liquidity, including our revolving credit facility, will provide sufficient liquidity to allow our Company to meet our cash requirements. Our anticipated uses of cash include capital expenditures, working capital needs, pension contributions and financial obligations. On an ongoing basis, we will evaluate and consider repurchasing shares of our common stock as well as strategic acquisitions, divestitures, joint ventures and other transactions to create stockholder value and enhance financial performance. Such transactions may require cash expenditures or generate proceeds.

The Credit Agreement applicable to our senior revolving credit facility and our senior term loan facility contains various covenants, including a maximum allowed leverage ratio and a minimum required interest expense coverage ratio, that are usual and customary for a senior unsecured credit agreement. We were well within compliance with these covenants as of December 31, 2008. At December 31, 2008, we had $2.2 billion of short- and long-term debt and cash-on-hand of $236 million. As of December 31, 2008, we had a credit rating of BBB- with a negative outlook from Standard & Poor’s Ratings Services and a credit rating of Ba1 with a negative outlook from Moody’s Investors Service.

Cash flows

The following table presents a summary of our cash balance and cash flows:

	Successor			Predecessor
	Twelve Months Ended December 31, 2008	Twelve Months Ended December 31, 2007	Two Months Ended December 31, 2006	Ten Months Ended October 31, 2006
Cash and cash equivalents at end of period	$236	$135	$1,089	$1,205
Cash flow from (used for) operations	$193	$182	$15	$(1,903)
Cash flow used for investing activities	$(162)	$(430)	$(77)	$(249)
Cash flow from (used for) financing activities	$67	$(731)	$(54)	$1,792

Cash flow from operations: The year-over-year improvement in our cash flow from operations is primarily the result of lower payments related to Chapter 11 filings and lower pension fund contributions, which were partially offset by increased working capital. We substantially completed our payments related to Chapter 11 filings in 2007, resulting in $56 million less cash used and restricted for such payments in 2008. Our pension fund contributions in 2008 were $48 million lower than in 2007. We ended 2008 with higher inventory and lower accounts receivable balances due to lower sales volumes at the end of the year, and a lower accounts payable balance due to lower purchasing levels at the end of the year. Changes in working capital items resulted in a net cash outflow of $128 million.

Investing activities: Cash used for investing activities decreased in 2008 compared to 2007. The primary reason for the decrease was the use of cash in 2007 for the Acquisition ($640 million, less cash acquired of $56 million) and to increase our ownership interest in Owens Corning India Limited ($28 million), while we made no such investments in 2008. Partially offsetting that decrease were increases in capital spending and decreases in proceeds from sales of assets and affiliates. Capital expenditures for 2008, excluding precious metal purchases, were $366 million. The

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

increase in capital spending in 2008 is primarily related to our Composites segment, as this business almost doubled as a result of the November 2007 Acquisition. In 2008, certain precious metals for use in production tooling were purchased to reduce our metal lease portfolio acquired as part of the Acquisition. These purchases were fully funded by proceeds from the sales of certain precious metal used in production tooling.

In 2007, we received cash proceeds of approximately $437 million from the sale of our Siding Solutions business, our Fabwel unit and our interest in Owens-Corning South Africa (Pty) Ltd., while in 2008 we received cash proceeds of $197 million related to the Divestiture and the sale of certain facilities as part of our 2007 Restructuring Plan and the integration of the Acquisition.

Financing activities: The $67 million cash provided by financing activities was primarily the result of $180 million in net borrowings on our senior revolving credit facility, offset by $100 million in purchases of Treasury stock. In 2007, the $731 million cash used in financing activities was primarily the result of the payment of the $1.390 billion short term note payable to the 524(g) Trust in January of 2007, offset by $600 million borrowed under the delayed-draw senior term loan facility and $140 million in net borrowings on our senior revolving credit facility.

2009 Investments

Capital Expenditures: The Company will continue a balanced approach to the use of free cash flow. Operational cash flow will be used to fund the Company’s growth and innovation. Capital expenditures excluding precious metal purchases are expected to be less than $275 million in 2009. The Company will also continue to evaluate projects and acquisitions that provide opportunities for growth in our businesses, and invest in them when they meet our strategic and financial criteria.

Share Buy-back Program: On February 21, 2007, the Company announced a share buy-back program under which the Company is authorized to repurchase up to 5% of the Company’s outstanding common stock. The share buy-back program authorizes the Company to repurchase shares through open market, privately negotiated, or other transactions. The timing and actual number of shares of common stock repurchased will depend on market conditions and other factors and will be at our discretion. During the twelve months ended December 31, 2008, we repurchased approximately 4.7 million shares of our common stock for an average price paid per share of $21.47. The cost of these treasury shares is shown as a reduction of stockholders’ equity on the Consolidated Balance Sheet. At December 31, 2008, there were approximately 1.9 million shares remaining available for repurchase under the share buy-back program.

United States Federal Tax Net Operating Losses

Upon emergence and subsequent distribution of contingent stock and cash to the 524(g) Trust in January 2007, we generated a significant United States federal tax net operating loss of approximately $3.0 billion. In 2008, we utilized approximately $200 million of these net operating losses as a result of the implementation of a tax strategy that accelerated the utilization of our net operating losses, but will have a positive impact on our net earnings over the next several years, and the settlement of our United States federal tax audit for 2004 and 2005. We project that the combined United States federal and state cash tax rate will be less than 2% for at least the next 10 to 15 years.

As discussed previously, we recorded an accounting valuation allowance against our United States deferred tax assets related to our net operating losses. Recording this accounting valuation allowance will have no impact on our ability to utilize our United States net operating losses to offset future United States profits. We continue to believe that we ultimately will have sufficient United States profitability during the remaining tax loss carryforward period to utilize substantially all of the net operating losses before they expire. Recording the accounting valuation allowance has no impact on our cash flow or liquidity, and we remain well within the levels required to be in compliance with the financial covenants in the Company’s senior revolving credit facility and senior term loan facility.

Pension contributions

The Company has several defined benefit pension plans. The Company made cash contributions of approximately $73 million and $121 million to the plans during 2008 and 2007, respectively. The Company expects to contribute approximately $62 million in cash to its pension plans during 2009. Actual contributions to the plans may change as a result of a variety of factors, including changes in laws that impact funding requirements. The ultimate cash flow impact to the Company, if any, of the pension plan liability and the timing of any such impact will depend on

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

numerous variables, including future changes in actuarial assumptions, legislative changes to pension funding laws, and market conditions.

Derivatives

To mitigate some of the near-term volatility in our earnings and cash flows, we use financial and derivative financial instruments to hedge certain exposures, principally currency- and energy-related. Our current hedging practice has been to hedge a variable percentage of certain energy and energy-related exposures on a rolling forward basis up to 36 months out. During 2008 and 2007, declining natural gas costs were unfavorable to our hedging portfolio, resulting in recognizing approximately $3 million and $8 million in pretax losses respectively. Going forward, the results of our hedging practice could be positive, neutral or negative in any period depending on price changes in the hedged exposures, and will tend to mitigate near-term volatility in the exposures hedged. The practice is neither intended nor expected to mitigate longer term exposures.

OFF BALANCE SHEET ARRANGEMENTS

The Company has entered into limited off balance sheet arrangements, as defined under Securities and Exchange Commission rules, in the ordinary course of business. These arrangements include a limited amount of unrecorded contingent payment obligations under acquisition purchase agreements which are not material. The Company does not believe these arrangements will have a material effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

CONTRACTUAL OBLIGATIONS

In the ordinary course of business, the Company enters into contractual obligations to make cash payments to third parties. The Company’s known contractual obligations as of December 31, 2008 are as follows (in millions):

	Payments due by period
	2009	2010	2011	2012	2013	2014 and Beyond	Total
Long-term debt obligations	$12	$6	$922	$2	$2	$1,197	$2,141
Interest on fixed rate debt	84	84	84	84	83	1,032	1,451
Interest on variable rate debt (1)	25	24	20	1	—	—	70
Capital lease obligations	4	2	2	2	2	35	47
Operating lease obligations	44	32	25	19	14	87	221
Purchase obligations (2)	210	105	77	31	20	47	490
Pension contributions (3)	62	96	129	91	86	—	464

Total(4)	$441	$349	$1,259	$230	$207	$2,398	$4,884

(1)	Interest on variable rate debt is calculated using the weighted-average interest rate in effect as of December 31, 2008 for all future periods.
(2)	Purchase obligations are commitments to suppliers to purchase goods or services, and include take-or-pay arrangements, capital expenditures, and contractual commitments to purchase equipment. We did not include ordinary course of business purchase orders in this amount as the majority of such purchase orders may be canceled and are reflected in historical operating cash flow trends. We do not believe such purchase orders will adversely affect our liquidity position.
(3)	The Pension contributions are based on what the Company currently projects contributions to our pension plans will be through 2013.
(4)	The Company has not included its FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109” (“FIN 48”) liability in the contractual obligation table as the timing of payment, if any, cannot be reasonably estimated.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

CRITICAL ACCOUNTING ESTIMATES

Our discussion and analysis of our financial condition and results of operations is based upon our Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and judgments related to these assets, liabilities, revenues and expenses. We believe these estimates to be reasonable under the circumstances. Management bases its estimates and judgments on historical experience, expected future outcomes, and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

We believe that the following accounting estimates are critical to our financial results.

Tax Estimates. The determination of our tax provision is complex due to operations in several tax jurisdictions outside the United States. We apply a more-likely-than-not recognition threshold for all tax uncertainties in accordance with FIN 48. Such uncertainties include any claims by the Internal Revenue Service for income taxes, interest, and penalties attributable to audits of open tax years.

In addition, we record a valuation allowance to reduce our deferred tax assets to the amount that we believe is more likely than not to be realized. We estimate future taxable income and the effect of tax planning strategies in our consideration of whether deferred tax assets will more likely than not be realized. In the event we were to determine that we would not be able to realize all or part of our net deferred tax assets in the future, an adjustment to reduce the net deferred tax assets would be charged to income in the period such determination was made. Conversely, if we were to determine that we would be able to realize our net deferred tax assets in the future in excess of their currently recorded amount, an adjustment to increase the net deferred tax assets would be credited to income in the period such determination was made. A full valuation allowance related to our United States net deferred tax assets in the amount of $906 million has been recorded as of December 31, 2008.

Stock-Based Compensation. We account for our stock-based compensation expense in accordance with Statement of Financial Accounting Standard No. 123 (Revised 2004), “Share Based Payments” (“FAS 123R”). FAS 123R requires that we measure and recognize in our Consolidated Statement of Earnings (Loss) the expense associated with all stock-based payment awards made to employees and directors including stock options, stock appreciation rights, restricted stock awards, restricted stock units, bonus stock awards and performance stock awards based on estimated fair values. The stock-based payment awards which require us to make the most significant estimates include our long-term incentive plan (“LTIP”) grants of performance stock awards and performance stock units, our employee emergence grant of stock options and our CEO appointment grant of restricted stock.

Our LTIP grants include contingent performance stock awards and performance stock units. The award amounts for these grants are contingent on meeting various company-wide performance goals during overlapping three-year periods. This requires us to make estimates regarding the likelihood of meeting our established goals (the “performance probability”) for each LTIP grant in place. Each performance probability can range from 0 percent to 200 percent depending on how we estimate that our performance over each relevant three-year period will compare to the goals established for such period. Quarterly, we review the performance probability for each LTIP grant in place, and may make revisions to such estimates if it becomes probable that we will not fully meet or will exceed the stated performance goals. When the performance probabilities are revised, cumulative compensation expense for the applicable grants is re-computed using the updated performance probability for the term of the grant. An increase in the performance probability would result in the recognition of additional expense. A decrease in the performance probability would result in the reversal of previously-recorded surplus expense. These adjustments could result in a material impact to our Consolidated Financial Statements in any given period.

We utilize the Black-Scholes option valuation model to measure the amount of compensation expense to be recognized for our stock option grant. There are several assumptions that must be made when using the Black-Scholes model such as the expected term of each option, the expected volatility of the stock price during the expected term of the option, the expected dividends to be paid and the risk free interest rate expected during the option term. Of these assumptions, the expected term of the options and expected volatility of our common stock are the most difficult to estimate since they are based on the exercise behavior of employees and expected performance of our stock. An increase in the expected volatility of our stock would increase the amount of compensation expense

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

on new awards. An increase in the expected term of options would also cause an increase in compensation expense. The expected dividends to be paid and the risk-free interest rates are less difficult to estimate. An increase in the expected dividends to be paid would decrease compensation expense and an increase in the risk-free interest rate would increase compensation expense.

We utilized the Monte Carlo valuation model to estimate the amount of compensation expense to be recognized for our CEO appointment grant. Our CEO appointment grant is comprised of restricted stock awards that vest solely upon fulfilling a market condition. The market condition allows for 20 percent of the total granted shares to vest on the day our stock closes at or above each of 5 specified closing prices. Significant assumptions made regarding the valuation of the CEO appointment grant included the derived requisite service periods, the expected volatility of the stock price during the expected term, the expected dividends to be paid and the risk-free interest rate expected during the term. Of these assumptions, the derived requisite service periods and the expected volatility of our common stock are the most difficult to estimate since they are based on the expected performance of our stock. Increases in each of these assumptions in the initial valuation of the grant would have increased our compensation expense. Throughout the term of the grant, if the market conditions are achieved sooner than the derived service period assumptions in the model, the timing of the recognition of compensation expense will be accelerated. The expected dividends to be paid and the risk-free interest rate are less difficult to estimate. For the initial valuation of the grant, an increase in the expected dividends to be paid would have caused a decrease in compensation expense, and an increase in the risk-free interest rate would have caused an increase in compensation expense.

Impairment of Assets. The Company exercises judgment in evaluating assets for impairment. Goodwill and other indefinite-lived intangible assets are tested for impairment annually, or when circumstances arise which indicate there may be an impairment. Long-lived assets are tested for impairment when economic conditions or management decisions indicate an impairment may exist. These tests require comparing recorded values to estimated fair values for the assets under review.

The Company has recorded its goodwill and conducted testing for potential goodwill impairment at a reporting unit level. The Company determines its reporting units in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“FAS 142”). Our reporting units represent a business for which discrete financial information is available and segment management regularly reviews the operating results. There are 10 reporting unites within the Company, with approximately 90% of the goodwill recorded in 2 reporting units within the Building Materials operating segment. Fair values for goodwill testing are estimated using a discounted cash flow approach. Significant estimates in the discounted cash flow approach are cash flow forecasts of our reporting units, the discount rate and the terminal business value. The cash flow forecasts of the reporting units are based upon management’s long-term view of our markets and are the forecasts that are used by senior management and the Board of Directors to evaluate operating performance. The discount rate utilized is estimated using the Company’s long-term internal weighted average cost of capital, which is based upon the Company’s target long-term capital structure and the Company’s estimated cost of debt and equity. The terminal business value is determined by applying a business growth factor to the latest year for which a forecast exists. As part of our goodwill impairment testing process, we evaluate whether there are reasonably likely changes to management’s estimates that would have a material impact on the results of the goodwill impairment testing. For the testing performed in 2008, management concluded that there are no reasonably likely changes that would materially impact the results of the goodwill impairment testing. Our annual test of goodwill resulted in no impairment charges being required. However, significant decreases in the Company’s long-term view for any of our reporting units could increase the likelihood of recognizing an impairment charge in the future.

Other indefinite-lived intangible assets are the Company’s trademarks. Fair values used in testing for potential impairment of our trademarks are calculated by applying an estimated market value royalty rate to the forecasted revenues of the businesses that utilize those assets. The assumed cash flows from this calculation are discounted back using the Company’s weighted average cost of capital.

Fair values for other long-lived asset testing are calculated by estimating the undiscounted cash flows from the use and ultimate disposition of the asset or by estimating the amount that a willing third party would pay. In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets” (“FAS 144”), for impairment testing, long-lived assets are grouped at the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. Consistent with this standard, we group long-lived assets based upon manufacturing facilities that produce similar products within a geographic region. Management tests these asset groups for potential impairment in accordance with FAS 144 whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Current market conditions have caused the Company to have idle capacity. We consider such idled capacity to be

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

unimpaired because there has not been a significant change in the forecasted long-term cash flows at the asset group level to indicate that the carrying values are not recoverable. While management’s current strategy is to utilize this capacity to meet expected future demand, any significant decrease in this expectation or change in management’s strategy could result in future impairment charges related to this excess capacity.

In addition, changes in management intentions, market conditions, operating performance and other similar circumstances could affect the assumptions used in these impairment tests. Changes in the assumptions could result in impairment charges that could be material to our Consolidated Financial Statements in any given period.

Pensions and Other Postretirement Benefits. Accounting for pensions and other postretirement benefits involves estimating the cost of benefits to be provided well into the future and attributing that cost over the time period each employee works. To accomplish this, extensive use is made of assumptions, such as inflation, investment returns, mortality, turnover, medical costs and discount rates. Changes in assumptions used could result in a material impact to our Consolidated Financial Statements in any given period.

Two key assumptions that could have a significant impact on the measurement of pension liability and pension expense are the discount rate and expected return on plan assets. For our largest plan, the United States plan, the discount rate used for the December 31, 2008 measurement date was derived by matching projected benefit payments to bond yields obtained from the Citigroup Above Median Pension Discount Curve developed at these respective dates. The Citigroup Above Median Pension Discount Curve is a yield curve developed monthly by Citigroup and is based on corporate bonds rated AA+, AA or AA- by Standard & Poor’s or Aa1, Aa2 or Aa3 by Moody’s. The result supported a discount rate of 6.85% at December 31, 2008 compared to 6.55% at the December 31, 2007 measurement date. A 25 basis point increase (decrease) in the discount rate would decrease (increase) the December 31, 2008 projected benefit obligation for the United States pension plans by approximately $24 million and increase (decrease) 2009 net periodic pension cost by less than $1 million.

The expected return on plan assets was derived by taking into consideration the target plan asset allocation, historical rates of return on those assets, projected future asset class returns and net outperformance of the market by active investment managers. We use the target plan asset allocation because we rebalance our portfolio to target on a quarterly basis. An asset return model was used to develop an expected range of returns on plan investments over a 20 year period, with the expected rate of return selected from a best estimate range within the total range of projected results. This process resulted in the selection of an expected return of 8.00% at the December 31, 2008 measurement date, which is used to determine net periodic pension cost for the year 2009. This assumption is unchanged from the 8.00% return selected at the December 31, 2007 and December 31, 2006 measurement dates. A 25 basis point increase (decrease) in return on plan assets assumption would result in a respective decrease (increase) of 2009 net periodic pension cost by approximately $2 million.

The discount rate for our United States postretirement plan was selected using the same method as described for the pension plan. The result supported a discount rate of 7.05% at December 31, 2008 compared to 6.45% at December 31, 2007. A 25 basis point increase (decrease) in the discount rate would decrease (increase) the United States postretirement benefit obligation by approximately $5 million and decrease (increase) 2009 net periodic postretirement benefit cost by less than $1 million.

The methods corresponding to those described above are used to determine the discount rate and expected return on assets for non-U.S. pension and postretirement plans, to the extent applicable.

Purchase Accounting. The Acquisition was accounted for in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (“FAS 141”). FAS 141 requires companies to allocate the purchase price to assets acquired and liabilities assumed based on the relative fair values of the assets and liabilities. The determination of fair values of the assets acquired and liabilities assumed requires management to make estimates regarding the intended use and useful lives of the assets, exit costs for certain acquired facilities, amounts of contingent liabilities and potential working capital adjustments. These estimates and assumptions are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Additionally, in connection with our emergence from Chapter 11, we adopted the fresh-start accounting provisions of Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code,” which requires companies to allocate the reorganization value to the fair value of assets in accordance with FAS 141. Effective January 1, 2009, we adopted Statement of Financial Accounting Standards No. 141(R), “Business Combinations,” (“FAS 141(R)”). Included in the provisions of FAS 141(R) is an amendment to FAS 109 to require adjustments to valuation allowances for acquired deferred tax assets and income tax positions to be recognized as income tax

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

expense. As such, future adjustments to the estimates used in determining the fair values of our acquired assets and assumed liabilities or our reorganization value could have a material impact on our Consolidated Financial Statements in any given period.

ACCOUNTING PRONOUNCEMENTS

In December 2008, the FASB issued FASB Staff Position (FSP) No. FAS 132(R)-1, “Employer’s Disclosure about Postretirement Benefit Plan Assets.” This FSP provides guidance on an employer’s disclosure about plan assets of a defined benefit pension or other postretirement plan. This staff position is effective for fiscal years ending after December 15, 2009 with early application permitted. Upon initial application, the provisions of this staff position are not required for earlier periods that are presented for comparative periods. The Company is in the process of evaluating the impact of adopting this statement on its disclosures.

In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” This statement identifies a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with accounting principles generally accepted in the United States for nongovernmental entities. This statement was effective on November 18, 2008. The adoption of this statement had no impact on the Company’s Consolidated Financial Statements.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities.” This statement requires expanded disclosures concerning derivative instruments and hedging activities and their effects on an entity’s financial position, financial performance and cash flows. It is effective for financial statements issued for years and interim periods beginning after November 15, 2008, with early application permitted. The Company adopted this statement effective January 1, 2009, and retrospectively recast the Notes to the Consolidated Financial Statements contained in this Report. The adoption of this statement resulted in additional disclosures.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements an Amendment of ARB 51.” This statement requires minority interests be reported as equity on the balance sheet, changes the reporting of net earnings to include both the amounts attributable to the affiliate’s parent and the noncontrolling interest and clarifies the accounting for changes in a parent’s interest in an affiliate. This statement is effective for financial statements issued for years beginning on or after December 15, 2008, including interim periods within that year. The provisions of this statement are to be applied prospectively, except that the presentation and disclosure requirements are to be applied retrospectively for all periods presented. The Company adopted this statement for noncontrolling interests in the Consolidated Financial Statements as of January 1, 2009, and retrospectively recast the Consolidated Financial Statements and the Notes to the Consolidated Financial Statements contained in this Report. The effect of the adoption of this statement was not material.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R), “Business Combinations.” This statement requires that in a business combination the acquirer recognize all purchased assets and assumed liabilities at fair value, that negative goodwill due to bargain purchases be recognized as a gain in the income statement and that acquisition costs and planned restructuring costs associated with the acquisition be separately recognized. This statement is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, with an exception related to the accounting for valuation allowances on deferred taxes and acquired contingencies related to acquisitions completed before the effective date. This statement amends FAS 109 to require adjustments, made after the effective date of this statement, to valuation allowances for acquired deferred tax assets and income tax positions to be recognized as income tax expense. Beginning January 1, 2009, the Company will apply the provisions of this statement to its accounting for applicable business combinations.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“FAS 157”). This statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The statement became effective for financial statements issued for years beginning after November 15, 2007 and interim periods within that year. On February 12, 2008 the FASB issued FASB Staff Position (FSP) FAS 157-2. This FSP permits a delay in the effective date of FAS 157 to years beginning after November 15, 2008, for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The delay

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

is intended to allow the Board and constituents additional time to consider the effect of various implementation issues that have arisen, or that may arise, from the application of FAS 157. On February 14, 2008, the FASB issued FSP FAS 157-1 to exclude FAS 13, Accounting for Leases, and its related interpretive accounting pronouncements from the scope of FAS 157. The Company adopted this statement for financial assets and financial liabilities and nonfinancial assets and nonfinancial liabilities disclosed or recognized at fair value on a recurring basis (at least annually) as of January 1, 2008. The effect of the adoption of this statement was not material. The Company has adopted the statement for nonfinancial assets and nonfinancial liabilities on January 1, 2009 and does not expect the adoption of this statement to have a material impact on its Consolidated Financial Statements.

ENVIRONMENTAL MATTERS

Owens Corning is committed to complying with all environmental laws and regulations that are applicable to our operations. We are dedicated to continuous improvement in our environmental, health and safety performance.

We have not experienced a material adverse effect upon our capital expenditures or competitive position as a result of environmental control legislation and regulations. Operating costs associated with environmental compliance were approximately $46 million in 2008. We continue to invest in equipment and process modifications to remain in compliance with applicable environmental laws and regulations worldwide.

Our manufacturing facilities are subject to numerous national, state and local environmental protection laws and regulations. Regulatory activities of particular importance to our operations include those addressing air pollution, water pollution, waste disposal and chemical control. We expect passage and implementation of new laws and regulations specifically addressing climate change, toxic air emissions, ozone forming emissions and fine particulate during the next two to five years. However, based on information known to the Company, including the nature of our manufacturing operations and associated air emissions, at this time we do not expect any of these new laws or regulations to have a material adverse effect on our results of operations, financial condition or long-term liquidity.

We have been deemed by the Environmental Protection Agency (“EPA”) to be a Potentially Responsible Party (“PRP”) with respect to certain sites under the Comprehensive Environmental Response, Compensation and Liability Act. We have also been deemed a PRP under similar state or local laws. In other instances, other PRPs have brought suits against us as a PRP for contribution under such federal, state or local laws. At December 31, 2008, a total of 39 such PRP designations remained unresolved by us. In most cases, we are only one of many PRPs with potential liability for investigation and remediation at the applicable site. We are also involved with environmental investigation or remediation at a number of other sites at which we have not been designated a PRP.

We estimate a reserve in accordance with accounting principles generally accepted in the United States to reflect environmental liabilities that have been asserted or are probable of assertion, in which liabilities are probable and reasonably estimable. At December 31, 2008, our reserve for such liabilities was $8 million, of which $3 million is recorded in the Non-tax Bankruptcy Reserve. We will continue to review our environmental reserve and make such adjustments as appropriate.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this report, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements present our current forecasts and estimates of future events. These statements do not strictly relate to historical or current results and can be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “project,” “strategy,” “will” and other terms of similar meaning or import in connection with any discussion of future operating, financial or other performance. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected in the statements. These risks, uncertainties and other factors include, without limitation:

•	economic and political conditions, including new legislation or other governmental actions;

•	levels of residential and commercial construction activity;

•	competitive factors;

•	pricing pressures;

•	weather conditions;

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

•	our level of indebtedness;

•	industry and economic conditions that adversely affect the market and operating conditions of our customers, suppliers or lenders;

•	availability and cost of raw materials;

•	availability and cost of credit;

•	interest rate movements;

•	issues involving implementation of acquisitions, divestitures and joint ventures;

•	our ability to utilize our net operating loss carryforwards;

•	achievement of expected synergies, cost reductions and/or productivity improvements;

•	issues involving implementation of new business systems;

•	foreign exchange fluctuations;

•	the success of research and development activities;

•	difficulties in managing production capacity; and

•	labor disputes.

All forward-looking statements in this report should be considered in the context of the risk and other factors described above and as detailed from time to time in the Company’s Securities and Exchange Commission filings. Any forward-looking statements speak only as of the date the statement is made and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this report may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, users of this report are cautioned not to place undue reliance on the forward-looking statements.